Exhibit 10.11

SALES REPRESENTATION AGREEMENT

This agreement is effective on the 4th day of March 2021 effective immediately between D. Landstrom Associates, Inc., a Minnesota company (“Representative”), located at 5555 W 78th Suite #L, Minneapolis, MN 55439 and INNOVATIVE EYEWEAR, INC. (“Manufacturer”) located 66 W Flagler St, #900 Miami, FL 33130 (address).

RECITALS

WHEREAS, the Manufacturer owns or is the manufacturer of all products produced by INNOVATIVE EYEWEAR, INC.

WHEREAS, the Representative has knowledge of such products and the Customers (as defined below) that would likely purchase Manufacturer’s Products (as defined below);

WHEREAS, the parties are desirous of entering into this Agreement whereby Representative agrees to solicit offers from Customers to purchase Products on behalf of Manufacturer and Manufacturer agrees to pay Representative for its services on the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:

1.	Appointment. Manufacturer hereby appoints Representative as its independent, exclusive Representative in the Territory for the sole purpose of promoting and soliciting offers on behalf of the Manufacturer for the purchase of the Products from Customers. Representative hereby accepts its appointment as the Manufacturer’s representative with the exclusive right to solicit offers on behalf of Manufacturer to purchase the Products in the Territory. Representative and Manufacturer recognize and acknowledge that Representative’s solicitation efforts for the purchase of the Products shall be limited to the Territory so that Representative will be able to devote sufficient resources in the Territory to develop sales. Representative agrees that it will not solicit offers for the purchase of the Products outside the Territory, nor knowingly solicit offers for the sales of the Products to Customers who intend to sell the Products outside the Territory, without the prior written consent of an authorized representative of Manufacturer.

2.	Definitions. The following words shall have the following meanings when used in this Agreement:

2.1	“Customers” shall mean all existing and prospective customers in the Territory which have been identified in writing by Representative to Manufacturer.

2.2	“Gross Sales” shall mean the gross sales of the Products sold by Manufacturer to Customer through Representative.

2.3	“Prices” shall mean Manufacturer’s then-current prices for the Products for which Representative shall solicit offers from Customers on behalf of Manufacturer to purchase under this Agreement as may be provided by Company to Representative from time to time, and as initially set forth in Schedule A, attached hereto.

2.4	“Product” or “Products” shall mean the product(s) manufactured by the Manufacturer for which the Representative has been engaged by Manufacturer hereunder, as may be provided from time to time, and as initially set forth on Schedule A, attached hereto.

2.5	“Purchase Order” shall mean any document received by Manufacturer from a Customer offering to purchase the Product(s).

2.6	“Territory” shall mean all retail operations defined in “Schedule A”.

3.	Obligations of the Representative and Manufacturer.

3.1	Obligations of the Representative.

Representative shall solicit offers on behalf of Manufacturer from Customers to purchase the Products subject, however, to Manufacturer’s acceptance of any such offer which shall not be unreasonably withheld or delayed.

3.2	Obligations of the Manufacturer.

The Manufacturer agrees to accept all offers presented to it in good faith and agrees to pay Representative Commissions as set forth in Section 4 below on all Products sold to Customers identified by Representative during the Term of this Agreement and for all purchase orders received for a period of one hundred eighty (180) days thereafter.

4.	Commissions.

As consideration for completing the obligations stated above, the Representative shall be entitled to a fee equal to five percent (5%) of the net sales of the Products sold to all accounts listed under “Schedule A” under “Customers”. Such fee shall be paid to the Representative within ten (10) days of the Manufacturer’s receipt of payment from the Customer. No commission shall be due unless the Manufacturer sells the Products to the Customer and the Customer pays the Manufacturer.

5.	Termination of Agreement.

Manufacturer may not terminate this Agreement during the initial term from March 4th 2021 through March 4th 2026 unless Manufacturer has “good cause” (as defined below) and after the initial term has ended on March 6th 2026 agreement will auto-renew for a period of 1 year each year beginning on March 4th 2026 and each year thereafter unless agreement is terminated by Manufacturer (as defined below):

5.1	Manufacturer has given written notice setting forth the reason(s) for the termination at least ninety (90) days in advance of termination; and

5.2	Representative fails to correct the reasons stated for termination in the notice within sixty (60) days of receipt of the notice.

5.3	“Good cause” means a material breach of one or more provisions of this Agreement and includes, but is not limited to:

(1)	assignment for the benefit of creditors or similar disposition of the assets of the Representative’s business;

(2)	the voluntary abandonment of the business by the Representative as determined by a totality of the circumstances;

(3)	conviction or a plea of guilty or no contest to a charge of violating any law relating to the Representative’s business;

(4)	failure to forward customer payments, if applicable, to the Manufacturer.

5.4	Notwithstanding the foregoing, a notice of termination is effective immediately upon receipt where the alleged grounds for termination are the reasons set forth in Section 5.3 clauses (1) to (4) above.

6.	Rights Upon Termination.

In the event this Agreement is terminated, the Representative is entitled to be paid on all sales purchase orders received by customer(s) for a period of 180 days as to which the Representative would have been entitled to commission pursuant to the provisions of this Agreement, made prior to the date of termination of the Agreement or the end of the notification period, whichever is later, regardless of whether the Products have been actually shipped. Payment of commissions due the Representative shall be paid in accordance with the terms of this Agreement.

7.	Independent Contractor.

It is expressly agreed that the Representative is not an agent or employee of the Manufacturer and has no authority to act for or on behalf of the Manufacturer or to bind the Manufacturer to any contract or in any other matter. Representative shall not express or imply the contrary to third parties.

8.	Confidentiality.

Representative and the Manufacturer agree not to disclose at any time during this Agreement or within one (1) year thereafter, any nonpublic business, sales, manufacturing, confidential, proprietary, and valuable trade secret information of the other. This shall not apply to the disclosure of Customer after the twelve-month period mentioned above has expired.

9.	Governing Law.

This Agreement shall be governed by the laws of the State of Minnesota.

10.	Arbitration.

(a)	The sole remedy for Manufacturer who alleges a violation of any provision of this Agreement is to submit the matter to arbitration. The Representative may also submit a matter to arbitration, or in the alternative, at its option prior to the arbitration hearing, the Representative may bring the Representative’s claims in a court of law, and in that event the claims of all parties must be resolved in that forum. In the event the parties do not agree to an arbitrator within 30 days after the Representative demand’s arbitration in writing, either party may request the appointment of an arbitrator from the American Arbitration Association. The parties agree to be bound by the arbitration. The cost of an arbitration hearing must be borne equally by both parties unless the arbitrator determines a more equitable distribution.

(b)	The decision of any arbitration hearing is final and binding on the Representative and the Manufacturer. The district court shall, upon application of a party, issue an order confirming the decision.

11.	Indemnification.

Each party agrees to indemnify and hold the other harmless from any liability, claims, suits, demands, and all expenses and costs arising out of the performance of the party’s work hereunder that are caused in whole or in part by the party’s negligent act or omission.

12.	Miscellaneous.

12.1	If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof but this agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

12.2	Neither party may assign its obligations hereunder without the prior written consent of the other which shall not be unreasonably withheld or delayed.

12.3	The provisions here constitute the entire agreement between the parties and any change, amendment, or modification must be in writing and executed by an authorized representative of both parties.

IN WITNESS WHEREOF, this Agreement has been executed and is effective as of the day and year first above written.

D. Landstrom Associates, Inc.	INNOVATIVE EYEWEAR, INC.

By: /s/ Shean Ferrell	By: /s/ Harrison Gross
Its: Shean Ferrell	Harrison Gross Its: CEO and Director

Date: 7/8/2021	Date: 7/8/21

Schedule A

“U.S. Customer’s”

•	Target Stores & Target.com

•	Best Buy Stores & Bestbuy.com
•	Walmart Stores & Walmart.com
•	ShopHQ
•	Heartland America

“Products”

•	Products to include:
o	All products produced by INNOVATIVE EYEWEAR, INC. and affiliated entities